Exhibit 8.1

Corporate shareholders*
Chardan Capital Markets LLC 15.46%
A APAC (Holdings) GROUP Corp 6.45%
Chung Mei Investment Limit 2.56%
CEDE & Co 26.75%
Future Yield Holdings Limited 7.39%
Individual shareholders*
Wing Fung Alfred Siu 17.53%
Hei Yue Tina Fong 22.92%
Hok Lun Alan Lau 0.34%
Abuzzal Abusaeri 0.20%
Hoang Giang Nguyen 0.20%
John Ignatius Brebeck 0.20%
Listing Company
Previously name, A SPAC I Mini Acquisition Corp, renamed to NewGenIvf Group Ltd on April 3, 2024 (BVI) #
100%
Unlisted holding company
NewGenivf Limited (Cayman)
100%
0.01%
100%
100%
100%
100%
Incorporation and Operating entity^
FFPGS (HK) Ltd [Holding 100%] (Incorporated in HK on December 19, 2019 Marketing and administrative services
First Fertility Phnom Penh Ltd [Holding 100%] Incorporated in Cambodia on August 10, 2015 Provision of IVF treatment
First Fertility Bishkek LLC [Holding 100%] Incorporated in Kyrgyzstan on October 11, 2019 Provision surrogacy and ancillary caring services
Well Image Limited [100%] Incorporated in HK on July 11, 2008 Investment Holding
Sunipa Tanalckapat 51%
48.90%
Med Holdings Limited [Holding 49%] Incorporated in Thailand on January 21, 2015 Investment holding
49%
50.99%
First Fertility PGS Center Co Ltd [Holding 74%] Incorporated on March 6, 2014 Provision of IVF treatment

*: Share holders and share holding % is reference up to May 17, 2024, provided by Secretarial services company, Stephen Stone

: A SPAC I Mini Acquisition Corp, was named "NewGenIvf Group Limited" on April 3, 2024 and its shares is listed on the Nasdaq Capital Market under the tickers "NIVF".

^ : Company incorporation and business activity is reference to auditor report, provided by One-stop at May 14, 2024